Exhibit 4.4
Description of the Registrant’s Common Stock
Registered Pursuant to Section 12 of the
Securities Exchange Act of 1934

The following description of Live Nation Entertainment Inc.’s (the “Company”) common stock, and related preferred stock purchase rights, is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), our Fifth Amended and Restated Bylaws (the “Bylaws”), and the Amended and Restated Rights Agreement, dated as of December 18, 2015, by and between the Company and Computershare Inc. (the “Rights Agreement”), all of which are filed as exhibits to the Annual Report on Form 10-K of which this exhibit is a part. We encourage you to read the Certificate of Incorporation, Bylaws, Rights Agreement and the applicable provisions of the Delaware General Corporation Law, Title 8 of the Delaware Code (the “DGCL”), for additional information.
Authorized Capital Stock
Our authorized capital stock consists of 450,000,000 shares of common stock, par value $0.01 per share (“common stock”), and 50,000,000 shares of preferred stock, par value $0.01 per share (“preferred stock”). The outstanding shares of our common stock are fully paid and nonassessable. There are no shares of preferred stock currently outstanding.
Voting Rights
Each share of our common stock entitles its holder to one vote on all matters on which holders are permitted to vote, including the election of directors. Our board of directors is not classified and each member is elected annually. Our bylaws require that a director nominee will be elected only if he or she receives a majority of the votes case with respect to his or her election in an uncontested election.
Dividend Rights
Subject to preferences that may be applicable to any outstanding shares of our preferred stock, the holders of our common stock are entitled to receive dividends when, as, and if declared by our board of directors out of funds legally available for that purpose.
Liquidation Rights
Upon liquidation, subject to preferences that may be applicable to any outstanding shares of our preferred stock, the holders of our common stock will be entitled to a pro rata share in any distribution to stockholders.
Other Rights and Preferences
The holders of our common stock are not entitled to any preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock.
Preferred stock
Our board of directors has the authority, without action by our stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of our preferred stock upon the rights of holders of our common stock until our board of directors determines the specific rights of the holders of preferred stock. However, the effects might include, among other things:
•restricting dividends on our common stock;
•diluting the voting power of our common stock;

•impairing the liquidation rights of our common stock; or
•delaying or preventing a change in control of us without further action by our stockholders.
No shares of preferred stock are currently outstanding. Twenty million shares of junior participating preferred stock are reserved for issuance upon exercise of our preferred share purchase rights.
Provisions of our Certificate of Incorporation and Bylaws that would have an effect of delaying, deferring or preventing a change of control of the Company
Some provisions of our Certificate of Incorporation and Bylaws could make the following more difficult:
•acquisition of us by means of a tender offer or merger;
•acquisition of us by means of a proxy contest or otherwise; or
•removal of our incumbent officers and directors.
These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions also are designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging those proposals because negotiation of them could result in an improvement of their terms.
Election and removal of directors
Our Certificate of Incorporation requires that directors may only be removed by the affirmative vote of not less than 80% of votes entitled to be cast by the outstanding capital stock in the election of our board of directors.
Size of board and vacancies
Our Certificate of Incorporation provides that the number of directors on our board of directors will be fixed exclusively by our board of directors. Newly created directorships resulting from any increase in our authorized number of directors will be filled solely by the vote of our remaining directors in office. Any vacancies in our board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled solely by the vote of our remaining directors in office.
Stockholder action by written consent; calling of special meeting
Our Certificate of Incorporation provides that except as otherwise provided by the resolution or resolutions adopted by our board of directors designating the rights, powers and preferences of any preferred stock, any action required or permitted to be taken by stockholders may be effected only at a duly called annual or special meeting of stockholders and may not be effected by a written consent or consents by stockholders in lieu of such a meeting. Except as otherwise required by law or provided by the resolution or resolutions adopted by our board of directors designating the rights, powers and preferences of any preferred stock, special meetings of our stockholders may be called only by the chairman of our board of directors or our board of directors pursuant to a resolution approved by a majority of our entire board of directors and any other power of stockholders to call a special meeting is specifically denied. No business other than that stated in the notice of the special meeting shall be transacted at any special meeting.
Amendments to our Bylaws
Our Certificate of Incorporation and Bylaws provide that the provisions of our Bylaws relating to the calling of meetings of stockholders, notice of meetings of stockholders, quorum and adjournment, conduct of business at meetings of stockholders, procedure for election of directors, stockholder action by written consent, advance notice of stockholder business or director nominations, the authorized number of directors, the filling of director vacancies or the removal of directors and indemnification of directors and officers (and any provision relating to the amendment of any of these provisions) may only be amended by the vote of a majority of our entire board of directors or by the vote of at least 80% of the voting power of the outstanding capital stock entitled to vote generally in the election of our board of directors. Our Certificate of Incorporation and Bylaws provide that any other provision of our Bylaws may only be amended by the vote of a majority of our entire board of directors or by the vote of holders of a majority of the voting power of the outstanding capital stock entitled to vote generally in the election of our board of directors.
Amendment of certain Certificate of Incorporation provisions
Our Certificate of Incorporation provides that the provisions of our Certificate of Incorporation relating to corporate opportunities and conflicts of interest, board of directors, bylaws, limitations on liability and indemnification of directors and officers, stockholder action (and any provision relating to the amendment of any of these provisions) may only be amended by at least 80% of the voting power of the outstanding capital stock entitled to vote generally in the election of our board of directors. Our Certificate of Incorporation provides that any other provision of our Certificate of Incorporation may only be amended by the vote of a majority of the voting power of the outstanding capital stock entitled to vote generally in the election of our board of directors.
Requirements for advance notification of stockholder nominations and proposals
Our Bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our board of directors or a committee of our board of directors.
In general, for nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must give notice in writing to our secretary 90 to 120 days before the first anniversary of the preceding year’s annual meeting, and the business must be a proper matter for stockholder action. The stockholder’s notice must include for each proposed nominee and business, as applicable, (i) all required information under the Exchange Act, (ii) the proposed nominee’s written consent to serve as a director if elected, (iii) a brief description of the proposed business, (iv) the reasons for conducting the business at the meeting, (v) the stockholder’s material interest in the business, (vi) the stockholder’s name and address and (vii) the class and number of our shares which the stockholder owns.
In general, only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to our notice of meeting. At a special meeting of stockholders at which directors are to be elected pursuant to our notice of meeting, a stockholder who is a stockholder of record at the time of giving notice, who is entitled to vote at the meeting and who complies with the notice procedures, may nominate proposed nominees. In the event we call a special meeting of stockholders to elect one or more directors, a stockholder may nominate a person or persons if the stockholder’s notice is delivered to our secretary 90 to 120 days before the special meeting, or, if later, within 10 days of public announcement of the special meeting.
Only such persons who are nominated in accordance with the procedures set forth in our amended and restated bylaws shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in our Bylaws. The chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed in accordance with the procedures set forth in our Bylaws and, if any proposed nomination or business is not in compliance with our Bylaws, to declare that such defective proposal or nomination shall be disregarded.
No cumulative voting
Our Certificate of Incorporation and Bylaws do not provide for cumulative voting in the election of directors.

Undesignated preferred stock
The authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company. These and other provisions may have the effect of deterring hostile takeovers or delaying changes of control of our management.
The Rights Agreement; Preferred Stock Purchase Rights
Pursuant to our Rights Agreement, one Series A junior participating preferred stock purchase right is issued for each outstanding share of our common stock (a “right”). Each right issued is subject to the terms of our Rights Agreement.
Our Rights Agreement was adopted by our board of directors to protect our stockholders from coercive or otherwise unfair takeover tactics. In general terms, our Rights Agreement works by imposing a significant penalty upon any person or group that acquires 15% or more of our outstanding common stock, and in the case of certain Schedule 13G filers, 20% or more of our outstanding common stock, and in the case of Liberty Media Corporation and certain of its affiliates, more than 35% of our common stock, without the approval of our board of directors.
Under our Rights Agreement, stockholders may require our board of directors to call a special meeting for a stockholder vote on exempting a pending offer to acquire the company from the provisions of the Rights Agreement, provided the offer meets certain qualifying criteria.
The rights
Our rights initially trade with, and are inseparable from, our common stock. Our rights are evidenced only by certificates that represent shares of our common stock. New rights will accompany any new shares of common stock we issue until the date on which the rights are distributed as described below.
Exercise price
Each right will allow its holder to purchase from us one one-hundredth of a share of our Series A junior participating preferred stock for $80.00, once the rights become exercisable. Prior to exercise, our right does not give its holder any dividend, voting or liquidation rights.
Exercisability
Each right will not be exercisable until:
•ten days after the public announcement that a person or group has become an “acquiring person” by obtaining beneficial ownership of 15% or more of our outstanding common stock or, in the case of certain Schedule 13G filers, 20% or more of our outstanding common stock, and in the case of Liberty Media Corporation and certain of its affiliates, more than 35% of our common stock or, if earlier,
•ten business days (or a later date determined by our board of directors before any person or group becomes an acquiring person) after a person or group begins a tender or exchange offer that, if completed, would result in that person or group becoming an acquiring person.
 Until the date our rights become exercisable, our common stock certificates also evidence our rights, and any transfer of shares of our common stock constitutes a transfer of our rights. After that date, our rights will separate from our common stock and be evidenced by book-entry credits or by rights certificates that we will mail to all eligible holders of our common stock. Any of our rights held by an acquiring person are void and may not be exercised.

Consequences of a person or group becoming an acquiring person
•Flip In. If a person or group becomes an acquiring person, all holders of our rights except the acquiring person may, for the then applicable exercise price, purchase shares of our common stock with a market value of twice the then applicable exercise price, based on the market price of our common stock prior to such acquisition.
•Flip Over. If we are later acquired in a merger or similar transaction after the date our rights become exercisable, all holders of our rights except the acquiring person may, for the then applicable exercise price, purchase shares of the acquiring corporation with a market value of twice the then applicable exercise price, based on the market price of the acquiring corporation’s stock prior to such merger.
 Expiration
Our rights will expire on December 21, 2020.
Redemption
Our board of directors may redeem our rights for $0.01 per right at any time before the rights separate from our common stock and rights certificates are mailed to eligible holders of our common stock. If our board of directors redeems any of our rights, it must redeem all of our rights. Once our rights are redeemed, the only right of the holders of our rights will be to receive the redemption price of $0.01 per right. The redemption price will be adjusted if we have a stock split or stock dividends of our common stock.
Exchange
After a person or group becomes an acquiring person, but before an acquiring person owns 50% or more of our outstanding common stock, our board of directors may extinguish our rights by exchanging one share of our common stock or an equivalent security for each right, other than rights held by the acquiring person.
Anti-dilution provisions
Our board of directors may adjust the purchase price of our preferred stock, the number of shares of our preferred stock issuable and the number of our outstanding rights to prevent dilution that may occur from a stock dividend, a stock split or a reclassification of our preferred stock or common stock. No adjustments to the purchase price of our preferred stock of less than 1% will be made.
Amendments
The terms of our Rights Agreement may be amended by our board of directors without the consent of the holders of our rights. After a person or group becomes an acquiring person, our board of directors may not amend the agreement in a way that adversely affects holders of our rights.
Forum for Adjudication of Disputes
Unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for (i) any derivate action or proceeding brought on behalf of the company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the company to the company or the company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or (iv) any action asserting a claim governed by the internal affairs doctrine.
New York Stock Exchange listing

Our common stock is currently traded on the NYSE under the symbol “LYV.”